Exhibit 99.2

PHOENIX PHYSICIANS, LLC

and AFFILIATES

(LIMITED LIABILITY COMPANIES)

Condensed Combined Financial Statements

(Unaudited)

Three Months Ended

March 31, 2014 and 2013

PHOENIX PHYSICIANS, LLC

CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

	March 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$5,197,105	$3,895,850
Accounts receivable, net	15,955,706	15,075,642
Accounts receivable-subsidy income, net	3,714,536	1,972,209
Receivables from related party	416,918	277,500
Prepaid expenses and other current assets	296,117	2,884,784
Total current assets	25,580,382	24,105,985
Non-current assets:
Property and equipment, net	98,414	88,759
Deposits	91,855	91,855
Total assets	$25,770,651	$24,286,599

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	1,558,889	1,134,487
Accrued physician fees and other expenses	6,297,882	7,509,506
Accrued payroll	232,732	472,167
Current maturities of long-term debt	1,673,230	1,673,230
Total current liabilities	9,762,733	10,789,390
Long-term debt	883,433	1,296,026
Total liabilities	10,646,166	12,085,416

Members’ equity	15,124,485	12,201,183
Total liabilities and members’ equity	$25,770,651	$24,286,599

PHOENIX PHYSICIANS, LLC

CONDENSED COMBINED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended March 31,
	2014	2013
Revenue:
Fee-for-service contract revenue	$24,007,171	$19,688,696
Subsidy income	7,451,002	7,959,549
Other	84,950	56,315
Total revenue	31,543,123	27,704,560

Direct contract expenses:
Provider fees	23,861,644	20,980,663
Billing expenses	1,828,070	1,541,555
Other direct expenses	579,483	585,421
Total direct contract expenses	26,269,197	23,107,639

Gross profit	5,273,926	4,596,921

Selling, general and administrative expenses	2,321,441	2,058,264
Operating income	2,952,485	2,538,657
Interest expense	(29,183)	(43,352)
Net income	$2,923,302	$2,495,305

PHOENIX PHYSICIANS, LLC

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$2,923,302	$2,495,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,800	22,657
Changes in assets and liabilities (increase) decrease in:
Accounts receivable, net	(880,064)	(4,450,394)
Accounts receivable-subsidy income	(1,742,327)	2,405,917
Receivables from related party	(139,418)	(65,596)
Prepaid expenses and current assets	165,419	3,657,895
Deposits	—	—
Increase (decrease) in:
Accounts payable	424,402	(2,711,919)
Accrued physician fees and other expenses	1,211,624	582,347
Accrued payroll	(239,435)	(330,777)
Total adjustments	(1,180,999)	(889,870)
Net cash provided by (used in) operating activities	1,742,303	1,605,435
Cash flows from investing activities
Purchases of property and equipment	(28,455)	(3,563)
Net cash (used in) investing activities	(28,455)	(3,563)
Cash flows from financing activities
Distributions to members	—	—
Borrowings of long-term debt	—	—
Repayments of long-term debt	(412,593)	(512,976)
Net cash (used in) financing activities	(412,593)	(512,976)
Net increase (decrease) in cash and cash equivalents	1,301,255	1,088,896
Cash and cash equivalents, beginning of year	3,895,850	2,906,882
Cash and cash equivalents, end of year	$5,197,105	$3,995,778